Portions of this Exhibit 10.2 marked by a [__] have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

PARTNER AGREEMENT

Partner Agreement (the “Agreement”) is entered into by and between ABG EPE IP, LLC (hereinafter “ABG”), a Delaware limited liability company, and Pulse Evolution Corporation (hereinafter “Partner”) a Nevada corporation, and is effective on August 1, 2014 (“Effective Date”).

1.	Services. Partner will perform the services (“Services”) and create and deliver the deliverables (“Deliverables”) as specified on Exhibit A, for ABG. Partner shall respond promptly to all ABG inquiries regarding the Services, and shall provide written progress reports as requested by ABG.

2.	Project Development. Partner will identify and develop various entertainment projects (“Project” or “Projects”) to exploit a computer-generated likeness of Elvis Presley (“Virtual Elvis”), which would be created by Partner should the Project provide sufficient capital for such purposes, representing the photo-realistic digital likenesses of the late celebrity, whose likeness, appearance and publicity rights are controlled by ABG.

3.	Advances & Royalties. In consideration for the rights granted to Partner, Partner has agreed to guarantee ABG certain minimum sums, as set forth in Exhibit A, as an advance against the Royalties. Subject to the terms of the Agreements, and Partner’s performance hereunder, ABG shall pay Partner the Partner IP Royalty (as defined in Exhibit A) and Partner shall pay ABG a Development Royalty (as defined in Exhibit A).

4.	Ownership

a. Intellectual Property Rights. For purposes of this Agreement, “Intellectual Property Rights” shall mean any and all proprietary rights of any kind, tangible or intangible, now known or hereafter existing, including without limitation copyrights, neighboring rights and moral rights; trade secret; trademark; and patent and other intellectual property rights, and all registrations and applications thereof now or hereafter in force throughout the universe.

b. Work For Hire. Partner acknowledges that all Services performed by Partner (including, without limitation, any and all consultants, employees, persons or entities engaged by Partner or rendering services to or through Partner) are at the direction of and specifically for the use of ABG. All Deliverables created or performed by Partner shall constitute Works Made For Hire under the copyright laws of the United States, and ABG shall own full and exclusive rights in all such Deliverables. If Deliverables are deemed not a Work Made for Hire, then Partner hereby transfers, assigns and conveys all rights, tittle and interest (specifically excluding any intellectual property that is owned by partner and can be separated from ABG, intellectual property, hereinafter defined as “Partner Property”) in and to the results and proceeds of the Services and Deliverables to ABG and ABG shall own all Intellectual Property Rights contained therein. Partner agrees without further consideration to execute, and to cause any and all consultants, employees, persons or entities engaged by Partner or rendering services to Partner to execute any document reasonably requested by ABG to further evidence or attest to the vesting of such rights in ABG. Partner shall and hereby does waive, to the maximum extent permitted by law, the benefits of any provision of law known as droit moral or any similar law in any jurisdiction, including 17 U.S.§ 106A, and agree not to permit or prosecute any action or suit on the ground that the work product or Deliverables as used by ABG or any other party constitutes an infringement of Partner’s droit moral. For the avoidance of doubt, ABG shall not be able to license any Partner property to a third party without the consent of Partner for commercial purposes.

c. Projects Developed. ABG will enter into license agreements with Targets, and Partner will enter into Development Agreements with Targets the funding for which shall be borne by third-parties or Targets, such as production companies, brand sponsors and/or financial investors. ABG and Partner will not be responsible for the animation and production costs related to the development and/or production of Projects, In the event either or both of such parties desire to become investors in Projects, such investments shall be subject to separate agreements.

d. Partner Materials. Partner shall retain ownership of the technology, materials and media which are separable from ABG Property and are used in the performance of Services and the execution of Projects, including but without limitation development done directly for Targets and/or creation of Projects (“Partner Materials”). ABG shall be entitled to use the Partner Materials on a perpetual, irrevocable, assignable, sub-licensable, worldwide basis in or in connection with the ABG Property subject only to ABG paying Partner the Partner IP Royalty.

e. ABG Materials. ABG agrees to provide Partner with the information, and material listed on Exhibit A (the “ABG Materials”). ABG hereby grants Partner a limited, nonexclusive, license to use, copy, modify and create derivative works based on the ABG Materials solely as the same is necessary for Partner’s performance of Partner’s obligations under this Agreement and provided that all such use, copying and modification shall be in strict accordance with ABG’s instructions and for the sold benefit of ABG. ABG reserves all rights not expressly granted herein. Partner agrees that it shall not, by virtue of this Agreement, acquire any rights in any Deliverables or ABG Materials or any other asset or property of ABG, whether tangible or intangible, and whether or no created by Partner or Partner Group (collectively, “ABG Property”), and if it has acquired such interest, it hereby assigns such interest back to ABG. Partner agrees not to assert any rights inconsistent with ABG’s ownership of the ABG Property. Subject to ABG’s prior written approval as to the content and timing, Partner may promote the relationship created by this agreement, on Partner website, social media accounts and prospective client pitch materials during the Term and only in pitch meetings after expiration of the Term. In no instance shall Partner reveal the business terms contained in this Agreement or any Confidential Information (as defined below). Partner’s use of any materials shall be subject to Partner’s clearance of all third party rights (if applicable) and shall be without any warranty from ABG. During the Term and at all times thereafter, ABG will not attack any right, title or interest Partner has in or to any Partner Property.

f. During the Term and all times together, Consultant will not attack any right, title or interest ABG has in or to any Intellectual Property, including, without limitation, the rights to any persona and related trademarks, including, without limitation the right of publicity and/or any rights arising under Section 1125 of the Lanham Act or any other similar law. During the term and at all times thereafter, Consultant will not misuse or bring into disrepute the name and character or ABG, the ABG Property or any of the affiliated or related entities or properties or either.

5.	Partner Warranties. Partner represents and warrants to ABG that (a) the Services shall be performed and the Deliverables created

(i)	in accordance with ABG’s, (ii) in a professional manner, using the highest standards of workmanship, care, good faith, and integrity, and (iii) in accordance with all applicable laws, ordinances, regulations and orders, including without limitation federal, state or local laws of the United States or any other country, and Partner shall obtain all permits, registrations and licenses required to comply with such laws, ordinances, regulations and order; (b) none of the Deliverables, or any part thereof will (i) contain libelous, injurious or unlawful material; or (ii) infringe the copyright, patent, trademark, trade name, trade secret or other proprietary rights of any third party; (c) the Deliverables and Services are free and clear of any and all mortgages, liens or other encumbrances; and (e) neither the execution of this Agreement nor the performance of Services or delivery of Deliverables violates or will violate any contractual right of any third party.

6.	Insurance: Both parties shall procure and maintain insurance in an amount of at least one million dollars ($1,000,000 U.S.) per occurrence and three million dollars ($3,000,000 U.S.) in the aggregate naming the other party as an additional insured. Partner’s insurance shall be available for use in indemnifying ABG from third-party claims for personal injury, death, property damage, negligent design, other liability claims or any advertising injury arising out of or in connection with the Services and Deliverables. In the event, that any insurance policy required hereunder includes or permits a waiver of subrogation, such waiver shall apply to the other party. In the event that such waiver is required by a third party agreement then this Agreement shall be deemed to require such waiver. Any claims covered by the other party’s insurance policies shall not be offset or reduced in any amount whatsoever by any other insurance which either party may independently maintain. Either party shall notify the other party of all claims regarding the results and proceeds of Partner’s Services and/or the Deliverables.

(ii) Within thirty (30) days following the execution of this Agreement, both parties shall provide certificates of insurance certifying that the other party and any other entity specified by ABG, have been added as additional insured to each of the insurance policies set forth above. Before any proposed cancellation or material modification in the coverage the insurance carrier will give the certificate holder(s) not less than thirty (30) days prior written notice thereof. Upon receipt of any such notification, the certification holder shall, in their sole discretion, have the right, to: declare a material breach of this Agreement (which must be cured prior to any insurance lapse or result in a termination of this Agreement which termination shall take effect on the last day of coverage, notwithstanding any provision of this Agreement to the contrary) and/or the right, but not the obligation to purchase replacement insurance from an insurance carrier of their choice, and the applicable party agrees to pay all costs thereof immediately upon request by the other, failing which they may deduct the cost from any monies payable to the other party hereunder.

7.	Indemnity. Partner agrees to indemnify, defend and hold harmless ABG, against any third party claim, and to pay all costs and damages arising out of such claim (including without limitation attorneys’ fees and court costs), loss or liability arising out of or relating to (a) the Services of the Deliverables; (b) breach of any warranty provided in this Agreement; or (c) to the extent caused by the Partner, including without limitation any claim that the Services or Deliverables infringe any Intellectual Property Rights or any other right or interest of any third party. ABG agrees to provide Partner with notice of any indemnified claim known to ABG, and to provide Partner with reasonable information and assistance, at Partner’s sole cost and expense, relative to the defense of any such claim. Partner shall not settle any indemnified claim without ABG’s prior, written consent. Partner waives any and all immunity under RCW Title 51 or other state workers compensation laws.

8a.	Confidentiality. a) Both Partner and ABG acknowledge that during and prior to the term of this Agreement, both may have access to information regarding the other party’s business which items confidential and/or proprietary, including without l imitation information relating to technical and financial information; actual or prospective (if known to Partner) clients, customers, business partners, or investors (collectively “Business Contact”); business and marketing plans, suppliers; business opportunities, and current and anticipated products and services. Both parties agree that all such information, including information disclosed prior to the date of this Agreement and is the confidential trade secret property of such party (“Proprietary Information”). Both parties acknowledge and agree that all Deliverables and work product hereunder are Proprietary Information. Both parties agree not to (i) copy, use or disclose any Proprietary Information or any tangible or intangible work product containing or referring to such Proprietary Information for any purpose except for the benefit of such party and as necessary for the performance of this Agreement, and otherwise as authorized in writing by the disclosing party; (ii) take advantage of any business opportunity which, as the result of access to Proprietary information, either party knows or should know the other party may, or is likely to consider; (iii) remove any Proprietary Information from the other’s parties premises without prior written permission from such other party; or (iv) accept or solicit any work, services, good, employment or other business if doing so could reasonably be expected to negatively impact the other parties business relationship with a business contact. Both parties further agree that during the term of this Agreement and thereafter, they will ensure that they will comply with all of the above restrictions on use and disclosure of Proprietary Information. Disclosure of Proprietary Information to either party shall not require prior written permission, provided that party advised each member of the receiving party that Proprietary Information is confidential and is not to be copied or disclosed, and further provided that each member of Partner to whom Proprietary Information is disclosed executes and agreement in favor of the other party, agreeing to be bound by the restrictions contained in this Agreement. Proprietary Information does not include information that disclosing party can document is or has become available to the general public without restriction and through no breach of an obligation by either party or any other person, or which was rightfully in the possession of the disclosing party without restriction prior to its disclosure to the other party.

8b.	Exceptions to Obligation of Confidentiality. This Agreement shall impose no obligation of confidentiality with respect to any portion of the proprietary information received hereunder which is (i) now or hereafter becomes, through no unauthorized act on recipient’s part, generally known or available; (ii) known to the recipient at the time recipient receives the same from the disclosing party; (iii) hereafter furnished to recipient by a third party that does not have an obligation of confidentiality to the disclosing party with respect thereto; (iv) furnished to others by the disclosing party without restriction on disclosure; or (v) independently developed by Recipient without use of the disclosing Party’s proprietary Information. Nothing in this Agreement shall prevent the Recipient from disclosing Confidential Information to the extent the Recipient is required to do so by the rules of an applicable securities market or exchange or is legally compelled to do so by any governmental investigative or judicial agency or court pursuant to proceedings over which such agency or court has jurisdiction; provided, however, that prior to any such disclosure, the Recipient shall (a) assert the confidential nature of the proprietary information to the market, exchange or agency or court; (b) promptly notify the disclosing party in writing of the requirement, order or request to disclose; and (c) at the disclosing party’s sole cost and expense, cooperate fully with the disclosing party in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of the compelled disclosure and protecting the confidentiality of the information. Any proprietary information that is disclosed under this Section shall otherwise remain subject to the provisions of this Agreement.

9.	[___]

10.	[___]

11.	Termination

(a)	Automatic Termination for Repetitive Breach. If Partner breaches a provision of this Agreement, and subsequent breaches the same provision a second time (a “Repetitive Breach”) this Agreement shall be deemed automatically terminated, with all amounts, including but not limited to any Guaranteed Minimum Royalties for the then-current Term and any and all ABG Development Royalties payable hereunder becoming due and payable immediately. ABG shall provide written notice of the initial breach.

(b)	ABG’s Right to Suspend or Terminate. ABG shall have the right to suspend its performance hereunder and/or terminate the Agreement in its entirely upon the occurrence of any of the following events, including, without limitation:

(i)	The failure of Partner to make any payment required to be made under this Agreement, which failure is not cured within five (5) business days of Partner’s receipt of written notice from ABG specifying the nature of such failure with particularity; or

(ii)	The breach by Partner of any of its representation or warranties herein or the failure of Partner to comply with any of the other terms of this Agreement or otherwise discharge its duties hereunder, and such breach or failure is not cured within fifteen (15) days of Partner’s receipt of written notice from ABG specifying the nature of such breach or failure with particularity; or

(iii)	Any act of gross negligence or wanton misconduct by Partner, and such action is not corrected within ten (10) days of Partner’s receipt of written notice from ABG specifying the nature of such action with particularity; or

(iv)	The making by Partner of an assignment for the benefit of creditors, or the filing by or against Partner of any petition under any federal, national, state of local bankruptcy, insolvency or similar Laws, if such filing shall not have been dismissed or stayed within sixty (60) days after the date thereof; or

(v)	The failure of Partner to generate the minimum [__] Revenue as set forth in the Summary of Commercial terms with respect to any contract year.

(vi)	Partner hereby acknowledges that Partner shall not have an opportunity to cure any material breach which by its terms, cannot be cured, including, without limitation, any failure to make the Minimum [__] revenue; release of products using/including ABG Property without prior approval from ABG; the use of Advertising and Promotional materials on or in connection with Deliverables which were not approved by ABG; and/or the failure of Partner to assist with intellectual property maintenance in the manner provided by ABG. For the avoidance of doubt late payments; and unintentional releases of products and promotional material by a third party shall not be deemed an incurable breach.

(c)	Partner’s Right to suspend or Terminate. Partner shall have the right to suspend its performance hereunder or terminate this Agreement in its entirety upon the occurrence of the breach by ABG of any of its representations or warranties herein or the failure of ABG to comply with the terms of this Agreement or otherwise discharge its duties hereunder, and such breach of failure is not cured within thirty (30) business days of ABG’s receipt of written notice from Partner specifying the nature of such breach or failure with particularity.

12.	Approvals, Quality Standards

(a)	Approval. “Approval(s)” or “Approved” shall mean ABG’s prior written consent, which may be given or withheld in ABG’s reasonable discretion.

(b)	Approval Rights. ABG shall have the right to approve all elements of the Deliverables and any advertising elements. All submissions under this Agreement shall be made in such a manner as ABG shall prescribe from time to time.

(c)	Partner shall create and submit to ABG, ideas, rough and final images. Partner shall not publicly disseminate any ABG Property or Deliverables unless and until ABG has fully and finally Approved the same. Each time Partner makes any change, the elements must be re-submitted for Approval.

(d)	Prior to the broadcast, publication, posting, public distribution and/or use thereof of sample concepts, designs and samples (“Advertising Element”) of any advertisement or other promotional material (each an “Advertisement”) which is intended to be used in conjunction with the sales presentations by Partner, shall submit the Advertising element to ABG for its Approval. Once an Advertising Element has been approved, Partner need not submit variations of that Advertising Element for re-approval when such variations are merely of size or date and the like; provided, however, that any substantive changes to the Advertising Element must be approved in advance pursuant to this Section 12.

(e)	Disclaimer. Partner acknowledges that it shall bear the responsibility for an expense of compliance with the Approval requirements hereunder. Partner further acknowledge that the Approval for disapproval of any Advertising Elements, Deliverables and/or ABG property uses may be based, without limitation, solely on subjective aesthetic standards. This approvals process shall not be deemed a legal review, but purely as a process meant to verify that the use of the ABG Property has been done in a manner that complies with this Agreement. Any Approval shall not waive, diminish or negate Partner’s indemnification obligations to ABG herein.

(f)	Brandbook & Style Guides. ABG shall provide Partner with a brand book and/or Style Guide, which is subject to seasonal updates and other changes from time to time (“Style Guide”). Partner shall follow the rules set forth in the Style Guide.

(g)	Third Party Acts. Partner will use its best efforts to ensure that its subcontractors abide by the terms of this Agreement. All acts of any such subcontractors shall be deemed to be the acts of the Partner for all purposes of this Agreement.

(h)	Goodwill and Quality Standards. Partner acknowledges that, if the Deliverables or Advertising Elements are of inferior quality in material and/or workmanship, then the substantial goodwill, which ABG has built up and now possesses in the ABG property, will be impaired. Accordingly, Partner warrants to ABG that the deliverables and Advertising Elements will maintain the high standards, appearance and quality of the Approved versions. If there is a substantial or material departure from the Approved version of anything using the ABG Property then ABG shall have the right, in the reasonable exercise of its sole and absolute discretion, to withdraw the Approval.

13.	Law/ Jx / Dispute Resolution. Law: This Agreement shall be governed by the laws of the State of New York, without regard to its choice of law rules. The United Nationals Convention for the international sale of goods shall not apply to Agreement. Jurisdiction: Partner consents to exclusive jurisdiction of and venue in the state courts located in New York, New York in connection with any suit or action arising out of or relating tot his Agreement. Service of process may be sent by mail to Partner at the address set forth herein, and such service shall be deemed valid service of process. Partner hereby waives any right to object on any basis, to the venue, forum and/or jurisdiction of the state courts located in New York, New York . Dispute Resolution: Prior to filing any action as aforesaid, the parties shall submit any dispute arising out of or relating to this Agreement to JAMS in New York, New York, with the selection of a mediator being made by the mutual agreement of the parties within 10 days of either party’s notice of the intent to mediate the dispute. In the event that: (a) the parties are unsuccessful at mediation; or (b) the parties do not mutually agree on a mediator in the aforesaid time frame; or (c) either party fails or refuses to response/appear, then the party requesting mediation may file in State Court in New York, New York. The prevailing party in any action or suit in law or equity brought to enforce or interpret the provisions of this Agreement shall be entitled to recover its costs and expenses incurred in connection with such mediation, action or suit, including without limitation reasonable attorneys’ fees incurred in all levels and proceedings, including settlement and appeal, in addition to and not in limitation of any other relief to which it may be entitled.

14.	Injunctive Relief. Notwithstanding the exclusive jurisdiction clause in Section 13 above. Partner acknowledges that breach of the confidentiality or ownership provisions of this agreement would irreparably injury ABG, which injury could not adequately be compensated by money damages. Accordingly, Partner agrees that ABG may seek and obtain injunctive relief from the breach or threatened breach of any provision, requirement or covenant of this Agreement, in addition to and not in limitation of any other legal remedies and without posting bond therefore in any court in any territory. ABG may seek an injunction before any court or competent jurisdiction, not limited to a court located in New York, and Partner agrees not to contest the jurisdiction of any such court, nor assert, by way or motion, defense or otherwise, that the Agreement of the subject matter hereof may not be enforced in or by such court.

15.	Audit. Both Party’s shall keep and maintain accurate account book sand records covering all transaction relating to this Agreement. Both parties are entitled to audit and inspect such records related to this Agreement at either party’s office during the term of the Agreement or after the term of the Agreement, but no more than once per statement, once per calendar year and upon thirty (30) days prior written notice. If either party or his representatives find a deficiency in the amounts paid for any period under audit, the audited party shall promptly pay audit discrepancy to the other party if such discrepancy amounts to [___].

16.	General. Headings are for reference only and shall not be of any effect in construing the contents hereof. Partner shall not assign or transfer this Agreement or any right or obligation hereunder, in whole or in part, without the prior written consent of ABG. Any attempt to assign or transfer by Partner without the written consent of ABG shall be void and of no force and effect. This Agreement, including any exhibits and attachments incorporated herein, contains the entire understanding of the parties as to the subject matter hereof, and may not be altered in any way except by an instrument signed by both parties. The provisions of this Agreement shall govern any Proprietary Information disclosed, Services performed or work product or Deliverables created prior to its effective date. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, that provision shall be severed or reformed to the extent necessary to be enforceable, and the remaining provisions hereof shall remain in full force and effect. A waiver by either party of any provision oft his Agreement must be in writing and signed by such party, and shall not imply a subsequent waiver of that or any other provision. Duplicate originals of this agreement may be executed, each of which shall be deemed an original but both of which together shall constitute an Agreement. All notices permitted or required to be given under this Agreement shall be in writing and shall be deemed duly given upon personal delivery (against receipt) or on the fourth day following the date on which such notice is deposited postage prepaid in the United States Mail, registered or certified; return receipt requested, to the address(es) set fourth under each party’s signature to this Agreement, and otherwise as requested in writing by a party in accordance herewith.

This Agreement is accepted by each of the Parties as of the date executed by both parties below:

ABG EPE IP, LLC	Pulse Evolution Corporation
100 West 33rd St. Suite 1007	10521 SW Village Ctr., Suite 201
NY, NY 10001	Port St. Lucie, FL 34987

/s/ Terri DiPaolo	/S/ John C. Textor
Authorized signature	Authorized Signature

Terri DiPaolo, EVP Operations & General Counsel
Print name and title	Print name: John C. Textor

Title: Chairman

7/28/2014
Date	Date: 7-26-2014

EXHIBIT A

This Exhibit A is subject to the terms and conditions of that certain Partner Agreement (the “Agreement”) between AGB EPE IP, LLC (hereinafter “ABG”), a Delaware limited liability company, and Pulse Evolution Corporation (“hereinafter “Partner”), a Nevada corporation, dated August 1, 2014.

1.	Term:

(a)	The “Initial Term” shall mean the period beginning on the Effective Date and ending December 31, 2019.

(i)	“Contract Year 1” shall mean the Effective Date through December 31, 2015.

(ii)	“Contract Year 2” shall mean January 1, 2016 through December 31, 2016.

(iii)	“Contract Year 3” shall mean January 1, 2017 through December 31, 2017.

(iv)	“Contract Year 4” shall mean January 1, 2018 through December 31, 2018.

(v)	“Contract Year 5” shall mean January 1, 2019 through December 31, 2019.

(b)	Provided that Partner is not in breach of the Agreement, and provided that Minimum [__] Revenues of at least [__], Partner shall have one (1) option to renew the Agreement (“Renewal Term Option”) on the terms set forth herein for a consecutive period of five (5) years (the “Renewal Term” numbered consecutively). Partner shall exercise its Renewal Term Option not less than three (3) months and not more than twelve (12) months in advance of the expiration of the Initial Term.

2.	The Initial Term and the Renewal Term are hereinafter individually and collectively referred to as the “Term” and individually as a “Contract Period”. For the purpose of the Agreement, a “Calendar Quarter” shall mean each of the following three (3) month periods during a given calendar year: from January 1 through March 31; from April 1 through June 30; from July 1 through September 30; and from October 1 through December 31.

3.	Description of Services provided by Partner during the Term: Partner will create and present sales presentations to third parties (“Targets”), for use in the commercial exploitation of Virtual Elvis in commercial and live entertainment. When a Target enters an agreement with Partner, ABG and Target will work directly on a licensing agreement for the intellectual Property Rights, and Partner and Target work together on an agreement for Partner’s development services for the Project (“Development Agreement”).

4.	Launch Fee an Royalties:

(a)	Launch Fee: Partner shall pay ABG a Launch Fee of [__] (“Launch Fee”) on execution of this Agreement. [__]

(b)	Revenue Share of Target agreements: ABG to pay Partner [__] (“Partner IP Royalty”) and keep [__] during the Term.

(c)	ABG to pay Partner IP Royalty of [__] during the Term.

(d)	Partner to pay ABG a [__]royalty (“ABG Development Royalty”) and keep [__] (“Partner Development Royalty”) of [__].

(e)	For purposes of this Agreement both Partner IP Royalty and ABG Development Royalties are collectively referred to as “Royalties”. [__]

(i)	Either party will only be liable for payments to the other party in cases where payment is actually received from Target.

(ii)	As used herein the term “[__] Royalty Revenue” shall mean [__].

(f)	Live Event royalties generated by Targets will be split [__]. For purposes of illustration and for the avoidance of doubt, if Three Million Dollars ($3,000,000) in total [__] revenue is earned for Contract Year 2, [__]. If [__] is earned for Contract Year 2, [__]. “Live Events” shall mean [__]If any of the foregoing is branded with both Graceland and EPE intellectual property, the same shall not be deemed a Live Event.

(g)	“Non-Live Events” shall mean [__].

(h)	All Royalties shall be paid to Partner within [__].

5.	The “Guaranteed Minimum Royalty(ies)” for Partner to retain the rights to provide Services (also known as the “GMR(s)”) shall mean non-returnable advances recoupable against Royalties due in the same Contract Year.

(i)	For each Contract Year during the Term, the GMR’s payable to ABG by Partner shall be:

Contract Year	Live Event GMR
1	$[__]
2	$[__]
3	$[__]
4	$[__]
5	$[__]

Contract Year	Non-Live Event GMR
1	$[__]
2	$[__]
3	$[__]
4	$[__]
5	$[__]

(i)	Partner shall be permitted to cross the Royalties between Live Events and Non-Live Events.

(ii)	For each Renewal Term (if any): (A)) [__].

(iii)	In the event that the annual Royalties earned by ABG [__].

(ii)	Partner hereby acknowledges that the GMR is payable to ABG even if Partner fails to develop sell or market during the Term, and is a condition of ABG entering into the Agreement. Except for the Launch Fee set forth in Section 4 above, Partner shall pay the GMR to ABG in [__]. In the event that the annual Royalty exceeds the quarterly portion of the GMR, Partner shall pay the Royalties in excess of the previously paid portion of the GMR to ABG [__] within [__].

6.	“Minimum [__] Revenues” shall be defined as [__].

Contract	Minimum [__] Revenues Non Live
1	$[__]
2	$[__]
3	$[__]
4	$[__]
5	$[__]

Contract	Minimum [__] Revenues Live Event
1	$[__]
2	$[__]
3	$[__]
4	$[__]
5	$[__]

(i)	Partner shall be permitted to cross the Minimum [__] Revenues between Live Events and Non-Live Events.

(a)	If [__] is earned in [__], Partner shall receive the right for [__] to renew the Agreement (“Renewal Term Option”). If Renewal Term is exercised, Minimum [__] Revenues for the Renewal Term shall be:

Contract	Minimum [__] Revenues Live Events
6	$[__]
7	$[__]
8	$[__]
9	$[__]
10	$[__]

Contract	Minimum [__] Revenues Non-Live
6	$[__]
7	$[__]
8	$[__]
9	$[__]
10	$[__]

7.	Territory: Worldwide

8.	Equity Option: “Equity Option” shall mean ABG will receive the following option on the day the agreement is signed. The option to exchange the [__] price per warrant (“Strike Price”). The option will be granted to ABG for Contract Year 1. In the event Partner dilutes the total equity and the diluted share price is below [__], ABG will have the option to purchase shares at the new price per warrant. ABG will be able to exercise its Equity Option in its sole discretion.

(“ABG”) ABG EPE IP, LLC

By:	/s/ Nick Woodhouse

Printed Name:	Nick Woodhouse

Title:	President

Date:	July 28, 2014

(“Partner”) Pulse Evolution

By:	/s/ John C. Textor

Printed Name:	John C. Textor

Title:	Chairman

Date:	7-26-2014